Exhibit 99.1

Contact: William H. Galligan, Kansas City Southern, 816-983-1551, bgalligan@kcsouthern.com

KCS Holds Annual Meeting of Stockholders, Elects Three Directors and Announces

Preferred and Common Dividends

Kansas City, Mo., May 1, 2014 – Kansas City Southern (KCS) (NYSE:KSU) held its Annual Meeting of Stockholders on May 1, 2014 in Kansas City, Missouri. With over 89% of KCS’ outstanding common and preferred stock represented in person or by proxy at the Annual Meeting, the stockholders:

•	elected Henry R. Davis, Robert J. Druten and Rodney E. Slater to serve on the KCS Board of Directors until the Annual Meeting of Stockholders in 2017;

•	ratified the Audit Committee’s selection of KPMG LLP as KCS’s independent registered public accounting firm for the year ending December 31, 2014;

•	approved an advisory vote on the 2013 compensation of the KCS named executive officers;

•	approved an amendment to the Kansas City Southern Amended and Restated Certificate of Incorporation to declassify the Board of Directors; and

•	approved an amendment to the Kansas City Southern Amended and Restated Certificate of Incorporation to give stockholders the right to call a special meeting.

In addition, the Board of Directors declared a regular dividend of $0.25 per share on the outstanding KCS 4% Non-Cumulative Preferred stock. This dividend is payable on July 1, 2014, to stockholders of record at the close of business on June 9, 2014.

The Board of Directors also declared a regular dividend of $0.28 per share on the outstanding KCS common stock. This dividend is payable on July 2, 2014, to stockholders of record at the close of business on June 9, 2014. In March 2012, Kansas City Southern initiated a renewal of the dividend on its common stock. Since March 2012, Kansas City Southern has declared ten quarterly dividends, increasing the amount of the dividend twice during that time period, going from $0.195 per share to today’s dividend of $0.28 per share.

In connection with the Annual Meeting, the Board of Directors elected Robert J. Druten to serve as Chairman of the Board of Directors and appointed Antonio O. Garza Jr. to serve as a member of the Executive Committee of the Board of Directors.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

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